Exhibit 99.3

UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
BANCTRUST FINANCIAL GROUP, INC.
AS OF SEPTEMBER 30, 2012
AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012
AND NOTES TO UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

PART I. FINANCIAL INFORMATION
BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

(Dollars and shares in thousands, except per share amounts)	September 30, 2012	December 31, 2011
ASSETS
Cash and Due from Banks	$37,349	$37,911
Interest-Bearing Deposits in Other Financial Institutions	123,408	61,942
Securities Available for Sale, at Fair Value	497,606	517,213
Loans Held for Sale	2,708	2,021
Loans and Leases	1,181,733	1,275,028
Allowance for Loan and Lease Losses	(57,435)	(42,156)
Loans and Leases, Net	1,124,298	1,232,872
Premises and Equipment, Net	69,259	71,298
Accrued Income Receivable	5,703	6,227
Other Intangible Assets	2,841	3,519
Cash Surrender Value of Life Insurance	18,045	17,654
Other Real Estate Owned	53,750	57,387
Other Assets	19,555	23,833
Total Assets	$1,954,522	$2,031,877

LIABILITIES
Non-Interest-Bearing Demand Deposits	$281,033	$257,169
Interest-Bearing Demand Deposits	581,589	558,199
Savings Deposits	149,343	136,281
Large Denomination Time Deposits (of $100 or more)	403,237	447,792
Other Time Deposits	365,293	412,232
Total Deposits	1,780,495	1,811,673
Short-Term Borrowings	20,000	20,000
Federal Home Loan Bank Advances and Long-Term Debt	45,326	70,539
Other Liabilities	15,226	15,383
Total Liabilities	1,861,047	1,917,595

SHAREHOLDERS' EQUITY
Preferred Stock - No Par Value, 500 Shares Authorized, 50 Shares Outstanding in 2012 and 2011	49,198	48,730
Common Stock – Par Value $0.01 Per Share, 100,000 Shares Authorized, Shares Issued: 2012-18,217; 2011-18,210	182	182
Additional Paid in Capital	194,641	194,636
Accumulated Other Comprehensive Loss, Net	(4,836)	(5,172)
Deferred Compensation Payable in Common Stock	1,011	949
Accumulated Deficit	(143,302)	(121,686)
Treasury Stock of 256 Common Shares in 2012 and 2011, at Cost	(2,408)	(2,408)
Common Stock Held in Grantor Trust, 228 Shares in 2012 and 182 Shares in 2011	(1,011)	(949)
Total Shareholders' Equity	93,475	114,282
Total Liabilities and Shareholders' Equity	$1,954,522	$2,031,877

(See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)	Three Months Ended September 30,
	2012	2011
Interest Revenue:
Loans and Leases	$13,780	$16,855
Securities Available for Sale: Taxable	2,390	3,294
Non-Taxable	12	19
Other	52	45
Total Interest Revenue	16,234	20,213

Interest Expense:
Deposits	2,224	3,729
Short-Term Borrowings	421	277
FHLB Advances and Long-Term Debt	343	400
Total Interest Expense	2,988	4,406

Net Interest Revenue	13,246	15,807
Provision for Loan and Lease Losses	9,500	6,000
Net Interest Revenue after Provision for Loan and Lease Losses	3,746	9,807

Non-Interest Revenue:
Service Charges on Deposit Accounts	1,449	1,581
Trust Income	873	945
Securities Gains	1,117	1,086
Total impairment losses on securities	0	(772)
Portion of loss recognized in other comprehensive income	0	722
Net impairment losses recognized in earnings	0	(50)
Other Income	1,640	1,711
Total Non-Interest Revenue	5,079	5,273

Non-Interest Expense:
Salaries	5,018	5,314
Pensions and Employee Benefits	1,613	1,492
Net Occupancy Expense	1,754	1,567
Furniture and Equipment Expense	810	862
Intangible Amortization	226	292
Losses on Other Real Estate Owned	3,464	1,461
Losses (Gains) on Repossessed and Other Assets	199	(1)
ATM Processing Expense	255	236
FDIC Assessments	675	356
Telephone and Data Line Expense	446	467
Legal Expense	1,014	240
Other Real Estate Carrying Cost Expense	536	438
Merger/Capital Raise Costs	16	0
Other Expense	2,301	2,442
Total Non-Interest Expense	18,327	15,166

Loss Before Income Taxes	(9,502)	(86)
Income Tax (Benefit) Expense	0	(117)
Net (Loss) Income	(9,502)	31
Effective Preferred Stock Dividend	792	774
Net Loss to Common Shareholders	$(10,294)	$(743)
Basic Loss Per Common Share	$(0.57)	$(0.04)
Diluted Loss Per Common Share	$(0.57)	$(0.04)
Weighted-Average Common Shares Outstanding – Basic	17,961	17,953
Weighted-Average Common Shares Outstanding – Diluted	17,961	17,953

 (See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
(in thousands)	September 30,
	2012	2011

Net (loss) income	$(9,502)	$31

Other comprehensive income (loss), net of taxes:

Noncredit portion of other-than-temporary impairment losses:
Noncredit portion of other-than-temporary impairment losses, net of taxes of $0 and $308, respectively	0	(514)
Less: reclassification adjustment of credit portion included in net income, net of taxes of $0 and ($19), respectively	0	31
Net noncredit portion of other-than-temporary impairment losses	0	(483)

Recognized pension net periodic benefit cost, net of taxes of $0 and ($41), respectively	298	69

Less reclassification adjustments for gains included in net income, net of taxes of $0 and $407, respectively	(1,117)	(679)

Net change in fair value of securities available for sale, net of taxes of $0 and $(1,597), respectively	317	2,663
Other comprehensive (loss) income	(502)	1,570
Comprehensive (loss) income	$(10,004)	$1,601

(See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)	Nine Months Ended September 30,
	2012	2011
Interest Revenue:
Loans and Leases	$44,335	$50,780
Securities Available for Sale: Taxable	7,890	10,202
Non-Taxable	41	73
Other	151	160
Total Interest Revenue	52,417	61,215

Interest Expense:
Deposits	7,493	12,307
Short-Term Borrowings	1,090	791
FHLB Advances and Long-Term Debt	1,163	1,378
Total Interest Expense	9,746	14,476

Net Interest Revenue	42,671	46,739
Provision for Loan and Lease Losses	26,800	14,500
Net Interest Revenue after Provision for Loan and Lease Losses	15,871	32,239

Non-Interest Revenue:
Service Charges on Deposit Accounts	4,360	4,606
Trust Income	2,742	3,035
Securities Gains	3,083	2,449
Total impairment losses on securities	0	(772)
Portion of loss recognized in other comprehensive income	0	722
Net impairment losses recognized in earnings	0	(50)
Other Income	5,053	5,159
Total Non-Interest Revenue	15,238	15,199

Non-Interest Expense:
Salaries	15,359	16,196
Pensions and Employee Benefits	4,759	4,712
Net Occupancy Expense	5,011	4,522
Furniture and Equipment Expense	2,470	2,593
Intangible Amortization	677	876
Losses on Other Real Estate Owned	3,464	2,187
Losses (Gains) on Repossessed and Other Assets	212	(158)
ATM Processing Expense	748	739
FDIC Assessments	2,019	2,528
Telephone and Data Line Expense	1,375	1,429
Legal Expense	2,002	1,011
Other Real Estate Carrying Cost Expense	1,589	1,399
Mortgage Recourse Settlement	3,520	0
Merger/Capital Raise Costs	2,384	0
Other Expense	7,027	7,284
Total Non-Interest Expense	52,616	45,318

(Loss) Income Before Income Taxes	(21,507)	2,120
Income Tax (Benefit) Expense	(672)	263
Net (Loss) Income	(20,835)	1,857
Effective Preferred Stock Dividend	2,351	2,314
Net Loss to Common Shareholders	$(23,186)	$(457)
Basic Loss Per Common Share	$(1.29)	$(0.03)
Diluted Loss Per Common Share	$(1.29)	$(0.03)
Weighted-Average Common Shares Outstanding – Basic	17,958	17,886
Weighted-Average Common Shares Outstanding – Diluted	17,958	17,886

 (See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended
(in thousands)	September 30,
	2012	2011

Net (loss) income	$(20,835)	$1,857

Other comprehensive income (loss), net of taxes:

Noncredit portion of other-than-temporary impairment losses:
Noncredit portion of other-than-temporary impairment losses, net of taxes of $0 and $308, respectively	0	(514)
Less: reclassification adjustment of credit portion included in net income, net of taxes of $0 and ($19), respectively	0	31
Net noncredit portion of other-than-temporary impairment losses	0	(483)

Recognized pension net periodic benefit cost, net of taxes of $0 and ($125), respectively	892	209

Less reclassification adjustments for gains included in net income, net of taxes of $0 and $918, respectively	(3,083)	(1,531)

Net change in fair value of securities available for sale, net of taxes of $0 and $(4,204), respectively	2,527	7,008
Other comprehensive income	336	5,203
Comprehensive (loss) income	$(20,499)	$7,060

(See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  For the Nine Months Ended September 30, 2012 and 2011

(Dollars and shares in thousands, except per share amounts)	Preferred Stock	Common Stock Shares Issued	Common Stock Amount	Additional Paid in Capital	Accumulated Other Compre- hensive Income (Loss), Net	Deferred Compensation Payable in Common Stock	Accumu- lated Deficit	Treasury Stock	Common Stock Held in Grantor Trust	Total
Balance, January 1, 2012	$48,730	18,210	$182	$194,636	$(5,172)	$949	$(121,686)	$(2,408)	$(949)	$114,282
Net loss							(20,835)			(20,835)
Recognized net periodic pension benefit cost, net of taxes					892					892
Change in fair value of securities available for sale, net of taxes					(556)					(556)
Amortization of preferred stock discount	468						(468)			0
Dividends-preferred							(313)			(313)
Purchase of deferred compensation shares						98			(98)	0
Deferred compensation paid in common stock held in grantor trust						(36)			36	0
Stock compensation expense				5						5
Restricted stock fully vested		7

Balance, September 30, 2012	$49,198	18,217	$182	$194,641	$(4,836)	$1,011	$(143,302)	$(2,408)	$(1,011)	$93,475

Balance, January 1, 2011	$48,140	17,895	$179	$193,901	$(5,132)	$826	$(70,750)	$(2,408)	$(826)	$163,930
Net income							1,857			1,857
Recognized net periodic pension benefit cost, net of taxes					209					209
Change in fair value of securities available for sale, net of taxes					4,994					4,994
Amortization of preferred stock discount	439						(439)
Dividends-preferred							(1,876)			(1,876)
Purchase of deferred compensation shares						108			(108)	0
Deferred compensation paid in common stock held in grantor trust						(14)			14	0
Stock compensation expense				52						52
Shares issued under dividend reinvestment plan		18
Common stock issued		297	3	702						705
				_
Balance, September 30, 2011	$48,579	18,210	$182	$194,655	$71	$920	$(71,208)	$(2,408)	$(920)	$169.871

(See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Dollars in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(20,835)	$1,857
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of premises and equipment	2,935	3,249
Amortization and accretion of premiums and discounts, net	2,922	2,100
Amortization of intangible assets	677	876
Provision for loan losses	26,800	14,500
Securities gains, net	(3,083)	(2,449)
Other-than-temporary impairment on securities	0	50
Loss on other real estate owned	3,464	2,187
Losses (gains) on repossessed and other assets	212	(158)
Gain on sale of loans originated for sale	(691)	(488)
Stock compensation expense	5	52
Increase in cash surrender value of life insurance	(391)	(454)
Changes in operating assets and liabilities:
Loans originated for sale	(39,084)	(34,646)
Loans sold	39,088	37,466
Decrease in accrued income receivable	524	220
Decrease in other assets	4,066	9,052
Increase (decrease) in other liabilities	736	(573)
Net cash provided by operating activities	17,345	32,841
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits in other financial institutions	(61,466)	52,713
Net decrease in loans and leases	73,795	41,947
Proceeds from sales of other real estate owned, net	8,719	3,232
Purchases of premises and equipment	(896)	(864)
Proceeds from sales of securities available for sale	272,900	136,532
Proceeds from maturities of securities available for sale	59,446	76,446
Purchases of securities available for sale	(313,701)	(287,907)
Net cash provided by investing activities	38,797	22,099
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(31,178)	(21,962)
Payments of FHLB advances and long-term debt	(25,213)	(22,207)
Issuance of common stock	0	705
Dividends paid	(313)	(1,876)
Net cash used in financing activities	(56,704)	(45,340)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(562)	9,600
Cash and cash equivalents at beginning of period	37,911	25,852
Cash and cash equivalents at end of period	$37,349	$35,452
Supplemental disclosures of cash flow information:
Interest paid	9,805	$15,453
Income taxes paid (received), net	(323)	(5,974)
Supplemental schedule of non-cash investing and financing activity
Loans transferred to other real estate owned	8,546	12,883

(See accompanying notes to unaudited condensed consolidated financial statements.)

BANCTRUST FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012 AND 2011

Note 1: General Information

The accompanying unaudited condensed consolidated financial statements of BancTrust Financial Group, Inc. and its subsidiary bank (referred to collectively in this discussion as "BancTrust," "the Company," "our," "us" or "we") have been prepared in accordance with U.S. generally accepted accounting principles and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for audited financial statements.  The information furnished reflects all adjustments and consolidating entries, consisting of normal and recurring accruals, which in the opinion of management of the Company ("Management") are necessary for a fair presentation of the results for the interim periods.  Results for interim periods may not necessarily be indicative of results to be expected for the year or any other period. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2011.

Estimates

In preparing the consolidated financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan and lease losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A substantial portion of the Company's loans are secured by real estate in the southern two-thirds of Alabama and northwest Florida. Accordingly, the ultimate collectability of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in these areas. Management believes that the allowance for losses on loans and leases is adequate. Management uses available information to recognize losses on loans and leases, and future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses. Such agencies may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examination.

Reclassifications

Certain reclassifications of 2011 balances have been made to conform to classifications used in 2012. These reclassifications did not change shareholders' equity or net income (loss).

Note 2: Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an update to the accounting standards relating to fair value measurement for the purpose of amending current guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). This update, which is a joint effort between the FASB and the International Accounting Standards Board (“IASB”), amends existing fair value measurement guidance to converge the fair value measurement guidance in U.S. GAAP and IFRS. This update clarifies the application of existing fair value measurement requirements, changes certain principles in existing guidance and requires additional fair value disclosures. The update permits measuring financial assets and liabilities on a net credit risk basis if certain criteria are met, increases disclosure surrounding company-determined market prices (Level 3) for financial instruments, and also requires the fair value hierarchy disclosure of financial assets and liabilities that are not recognized at fair value in the financial statements, but are included in disclosures at fair value.   This update was effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The adoption of this standard did not have a material impact on the Company’s financial statements.

In June 2011, the FASB issued an update to the accounting standards relating to the presentation of comprehensive income, which allows financial statement issuers to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Subsequently, in December, 2011, the FASB issued another update to defer the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income as previously established in the June 2011 update.  This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively.  The provisions of these updates affected the Company’s financial statement format, but did not impact the Company’s financial condition, results of operations or liquidity.

In July 2012, the FASB issued an update to the accounting standards relating to testing for impairment of indefinite-lived intangible assets. The update is intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The update also enhances the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

Note 3: Securities Available for Sale

The Company classifies all of its investment securities as available for sale. The following summary sets forth the amortized cost and the corresponding fair value of investment securities available for sale at September 30, 2012 and December 31, 2011:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

September 30, 2012
U.S. Treasury securities	$504	$5	$0	$509
Obligations of U.S. Government sponsored enterprises	172,834	1,180	161	173,853
Obligations of states and political subdivisions	880	2	0	882
Mortgage-backed securities	320,081	3,472	1,191	322,362
Total	$494,299	$4,659	$1,352	$497,606

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

December 31, 2011
U.S. Treasury securities	$507	$6	$0	$513
Obligations of U.S. Government sponsored enterprises	181,624	181	185	181,620
Obligations of states and political subdivisions	1,325	4	0	1,329
Mortgage-backed securities	329,853	4,902	1,004	333,751
Total	$513,309	$5,093	$1,189	$517,213

Securities available for sale with a carrying value of approximately $200.315 million at September 30, 2012 and $254.042 million at December 31, 2011 were pledged to secure deposits of public funds and trust deposits.

For the nine months ended September 30, 2012, proceeds from the sales of securities available for sale were $272.900 million. Gross realized gains on the sale of these securities were $3.808 million, and gross realized losses were $725 thousand. For the nine months ended September 30, 2011, proceeds from the sales of securities available for sale were $136.532 million. Gross realized gains on the sale of these securities were $2.449 million and there were no gross realized losses. The Company recorded an other-than-temporary impairment charge of $50 thousand in the first nine months of 2011. No such charge was recorded during the first nine months of 2012.

Maturities of securities available for sale as of September 30, 2012, were as follows:

(in thousands)	Amortized Cost	Fair Value

Due in 1 year or less	$26,117	$26,249
Due in 1 to 5 years	20,664	20,727
Due in 5 to 10 years	42,812	43,184
Due in over 10 years	84,625	85,084
Mortgage-backed securities	320,081	322,362
Total	$494,299	$497,606

The following table shows the Company's combined gross unrealized losses on, and fair value of, investment securities with unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2012 and December 31, 2011.

(in thousands)	September 30, 2012
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S. Government sponsored enterprises	$18,052	$161	$0	$0	$18,052	$161
Mortgage-backed securities	84,908	637	7,277	554	92,185	1,191
Total	$102,960	$798	$7,277	$554	$110,237	$1,352

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S. Government sponsored enterprises	$69,852	$166	$6,207	$19	$76,059	$185
Mortgage-backed securities	57,615	268	2,789	736	60,404	1,004
Total	$127,467	$434	$8,996	$755	$136,463	$1,189

At September 30, 2012, the Company had 16 investment securities that were in an unrealized loss position or impaired for the less than 12 months time frame and 2 investment securities in an unrealized loss position or impaired for the more than 12 months time frame. The Company has one bond whose impairment was deemed in 2009 and again in 2011 to be other-than-temporary. All other investment securities' impairments are deemed by Management to be temporary. All mortgage-backed securities are backed by one-to-four-family mortgages, and approximately 99.1 percent of the mortgage-backed securities represent U.S. Government-sponsored enterprise securities. These securities have fluctuated with the changes in market interest rates on home mortgages. Additionally, the fair value of the Company’s only non-U.S. government-sponsored enterprise mortgage-backed security has been negatively affected by liquidity risk considerations and by concerns about potential default and delinquency risk of the underlying individual mortgage loans. The Company concluded in 2009 and again in 2011 that a portion of its unrealized loss position of this security is other-than-temporary. Accordingly, the Company recorded an impairment charge related to potential credit loss of $400 thousand in 2009 and $200 thousand in 2011 on this security. The amount related to credit loss was determined based on a discounted cash flow method that takes into account several factors including default rates, prepayment rates, delinquency rates, and foreclosure and loss severity of the underlying collateral. Changes in these factors in the future could result in an increase in the amount deemed to be credit-related other-than-temporary impairment, which would result in the Company recognizing additional impairment charges to earnings for this security. Additionally, the Company recorded $522 thousand and $736 thousand in accumulated other comprehensive loss (pre-tax) related to this security at September 30, 2012 and December 31, 2011, respectively.  No credit-related other-than-temporary impairment occurred during the nine-month period ended September 30, 2012. Management will continue to closely monitor this security. The security has an estimated fair value of $2.774 million and represents 94.10 percent of the unrealized losses at September 30, 2012 in the greater than 12 months category. Management believes that the fair value of obligations of U.S. government sponsored enterprises and obligations of state and political subdivisions has changed due to current market conditions and not due to credit concerns related to the issuers of the securities. The Company does not believe any credit-related other-than-temporary impairments exist related to these investment securities.  As of September 30, 2012, there was no intent to sell any of the securities classified as available for sale. Furthermore, Management does not believe it is likely that the Company will be required to sell such securities before a recovery of the carrying value.

The following table summarizes the changes in the amount of credit losses on the Company's investment securities recognized in earnings for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2012	2011	2012	2011

Beginning balance of credit losses previously recognized in earnings	$600	$400	$600	$400
Amount related to credit loss for securities as to which an other-than-temporary impairment was not previously recognized in earnings	0	0	0	0
Amount related to credit loss for securities as to which an other-than-temporary impairment was recognized in earnings	0	50	0	50
Ending balance of cumulative credit losses recognized in earnings	$600	$450	$600	$450

Note 4. Loans, Leases and Other Real Estate Owned

A summary of loans and leases follows:

	September 30,	December 31,
	2012	2011
	(Dollars in thousands)
Commercial, financial and agricultural:
Commercial and industrial	$266,015	$278,032
Agricultural	1,223	1,028
Equipment leases	9,541	12,814
Total commercial, financial and agricultural	276,779	291,874

Commercial real estate:
Commercial construction, land and land development	228,220	250,859
Other commercial real estate	391,197	424,690
Total commercial real estate	619,417	675,549

Residential real estate:
Residential construction	13,624	13,509
Residential mortgage	228,588	245,180
Total residential real estate	242,212	258,689

Consumer, installment and single pay:
Consumer	41,151	44,713
Other	4,583	6,265
Total consumer, installment and single pay	45,734	50,978

Total loans and leases	1,184,142	1,277,090
Less unearned discount leases	(725)	(1,173)
Less deferred cost (unearned loan fees), net	1,024	1,132
Total loans and leases, net	$1,184,441	$1,277,049

Loans include loans held for sale of $2.708 million at September 30, 2012 and $2.021 million at December 31, 2011 which are accounted for at the lower of cost or market value, in the aggregate.

The following section describes the composition of the various categories in our loan and lease portfolio and discusses management of risk in these categories.

Commercial and Industrial loans, or C and I loans, include loans to commercial customers for use in business to finance working capital needs, equipment purchases, or other expansion projects.  These credits may be loans and lines to financially strong borrowers, secured by inventories, equipment, or receivables, or secured in whole or in part by real estate unrelated to the principal purpose of the loan, and are generally guaranteed by the principals of the borrower.  Variable rate loans in this portfolio have interest rates that are periodically adjusted.  Risk is minimized in this portfolio by requiring adequate cash flow to service the debt and the personal guaranties of principals of the borrowers.  The portfolio of C and I loans decreased $12.017 million, or 4.3 percent, from December 31, 2011 to September 30, 2012, as a result of paydowns primarily in the south Alabama region.

Agricultural loans include loans to fund seasonal production and longer term investments in land, buildings, equipment, and breeding stock.  The repayment of agricultural loans is dependent on the successful production and marketing of a product.  Risk is minimized in this portfolio by performing a review of the borrower’s financial data and cash flow to service the debt, and by obtaining personal guaranties of principals of the borrower.  This type of lending represents $1.223 million, or less than one percent, of the total loan portfolio.  The portfolio of agricultural loans increased $195 thousand, or 19.0 percent, from December 31, 2011 to September 30, 2012, as a result of new loan activity primarily in the south Alabama region.

Equipment Leases include leases that were acquired during the acquisition of The Peoples Bank and Trust Company.  BankTrust is not actively engaged in equipment leasing.  These leases paid down $3.273 million from December 31, 2011 to September 30, 2012.  Management does not believe this portfolio represents a significant credit risk, since these loans are secured by the equipment being leased, and the lessees continue to maintain a strong level of creditworthiness.

Commercial Real Estate loans include commercial construction loans, land and land development loans, and other commercial real estate loans.

Commercial construction, land, and land development loans include loans for the development of residential housing projects, loans for the development of commercial and industrial use property, and loans for the purchase and improvement of raw land. These loans are secured in whole or in part by the underlying real estate collateral and are generally guaranteed by the principals of the borrower.  The Bank’s lenders work to cultivate long-term relationships with established developers.  The Bank disburses funds for construction projects as pre-specified stages of construction are completed.  The portfolio of commercial construction loans decreased $22.639 million, or 9.0 percent, from December 31, 2011 to September 30, 2012, primarily as a result of paydowns and charge-offs.

Other commercial real estate loans include loans secured by commercial and industrial properties, apartment buildings, office or mixed-use facilities, strip shopping centers, and other commercial property. These loans are generally guaranteed by the principals of the borrower.  The portfolio of commercial real estate loans decreased $33.493 million, or 7.9 percent, from December 31, 2011 to September 30, 2012, primarily as a result of paydowns.

Risk is minimized in this portfolio by requiring a review of the borrower’s financial data and verification of the borrower’s income prior to making a commitment to fund the loan.  Personal guaranties are obtained for substantially all construction loans to builders.  Personal financial statements of guarantors are obtained as part of the loan underwriting process.  For construction loans, regular site inspections are performed upon completion of each construction phase, prior to advancing additional funds for additional phases.  Commercial construction and commercial real estate lending has been curtailed over the past three years as a result of a combination of factors, including a decline in demand, lack of qualified borrowers and regulatory pressures on all banks to curtail lending in the commercial real estate market.

Residential Construction loans include loans to individuals for the construction of their residences, either primary or secondary, where the borrower is the owner and independently engages the builder.  Residential construction loans also include loans to builders for the construction of one-to-four family residences for which the collateral, a proposed one-to-four family dwelling, is the primary source of repayment.  These loans are made to builders to finance the construction of homes that are either pre-sold or those that are built on a speculative basis, although speculative lending in this category has been strictly limited and controlled over the past three years.  Loan proceeds are to be disbursed incrementally as construction is completed.  The portfolio of residential construction loans increased $115 thousand, or 0.9 percent, from December 31, 2011 to September 30, 2012, primarily as a result of increased loan activity with local builders in the northwest Florida region.

Residential Mortgage loans include conventional mortgage loans on one-to-four family residential properties.  These properties may serve as the borrower’s primary residence, vacation home, or investment property.  We sell the majority of our residential mortgage loans originated with terms to maturity of 15 years or greater in the secondary market.  We generally originate fixed and adjustable rate residential mortgage loans using secondary market underwriting and documentation standards.  Also included in this portfolio are home equity loans and lines of credit.  This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home.  Risk is minimized in this portfolio by reviewing the borrower’s financial data and ability to meet both existing financial obligations and the proposed loan obligation, and by verification of the borrower’s income.  The portfolio of residential mortgage loans decreased $16.592 million, or 6.8 percent, from December 31, 2011 to September 30, 2012, as a result of paydowns, charge-offs, and foreclosures.

Consumer loans include a variety of secured and unsecured personal loans including automobile loans, marine loans, loans for household and personal purpose, and all other direct consumer installment loans.  Risk is minimized in this portfolio by reviewing the borrower’s financial data, ability to meet existing obligations and the proposed loan obligation, and verification of the borrower’s income.  The portfolio of consumer loans decreased $3.562 million, or 8.0 percent, from December 31, 2011 to September 30, 2012, primarily as a result of paydowns.  Repossessions and charge-offs have been minimal in this portfolio since December 31, 2011.

Other loans comprise primarily loans to municipalities to fund operating expenses during periods prior to revenue collection and to fund capital projects.  The portfolio of other loans decreased $1.682 million, or 26.8 percent, from December 31, 2011 to September 30, 2012, as a result of paydowns.

Non-Accrual Loans

At September 30, 2012 and December 31, 2011, non-accrual loans totaled $143.877 million and $96.592 million, respectively, which included non-accruing restructured loans of $3.738 million and $5.296 million, respectively. The allowance for loan and lease losses allocated to restructured loans at September 30, 2012 and December 31, 2011 was $2.195 million and $392 thousand, respectively. The amount of interest income that would have been recorded during the first nine months of 2012, if all non-accrual loans had been current in accordance with their original terms, was $5.864 million. The amount of interest income actually recognized on these loans during the first nine months of 2012 was $1.209 million. At September 30, 2012 and December 31, 2011, performing restructured loans totaled $8.611 million and $7.253 million, respectively. There was no material effect on interest income recognition as a result of the modification of these loans.

Non-accrual loans at September 30, 2012 and December 31, 2011, segregated by class of loans, were as follows:

LOANS ON NON-ACCRUAL
	September 30,	December 31,
	2012	2011
	(Dollars in thousands)
Non-accrual loans:
Commercial, financial and agricultural	$7,644	$2,372
Commercial real estate:
Construction, land and land development	102,176	59,382
Other	17,230	15,275
Consumer	659	651
Residential:
Construction	484	497
Mortgage	15,684	18,415
Total non-accrual loans	$143,877	$96,592

An age analysis of past due loans, segregated by class of loans, as of September 30, 2012 and December 31, 2011, was as follows:

AGE ANALYSIS OF PAST DUE LOANS
September 30, 2012
(Dollars in thousands)
	30-89 days past due	90 days or more past due	Total past due	Current	Total loans	Loans 90 days or more past due and accruing
Loans:
Commercial, financial and agricultural	$3,543	$7,644	$11,187	$265,592	$276,779	$0
Commercial real estate:
Construction, land and land development	5,787	102,176	107,963	120,257	228,220	0
Other	6,010	17,230	23,240	367,957	391,197	0
Consumer	618	659	1,277	44,457	45,734	0
Residential
Construction	337	484	821	12,803	13,624	0
Mortgage	10,011	15,696	25,707	202,881	228,588	12
Total	$26,306	$143,889	$170,195	$1,013,947	$1,184,142	$12

December 31, 2011
(Dollars in thousands)
	30-89 days past due	90 days or more past due	Total past due	Current	Total loans	Loans 90 days or more past due and accruing
Loans:
Commercial, financial and agricultural	$2,288	$2,372	$4,660	$287,214	$291,874	$0
Commercial real estate:
Construction, land and land development	1,493	59,382	60,875	189,984	250,859	0
Other	3,687	15,275	18,962	405,728	424,690	0
Consumer	546	651	1,197	49,781	50,978	0
Residential
Construction	0	497	497	13,012	13,509	0
Mortgage	5,954	18,663	24,617	220,563	245,180	248
Total	$13,968	$96,840	$110,808	$1,166,282	$1,277,090	$248

Impaired Loans

Loans are considered impaired when, based on current information, it is probable that all amounts contractually due, including scheduled principal and interest payments, are not likely to be collected. Factors considered by Management in determining if a loan is impaired include payment status, probability of collecting scheduled principal and interest payments when due and value of collateral for collateral dependent loans. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. All loans placed on non-accrual status are considered to be impaired.  If a loan is impaired, a specific valuation allowance is allocated, if necessary, based on the present value of estimated future cash flows using the loan’s existing rate, or the fair value of the collateral if repayment is expected solely from the collateral.  Impaired loans, or portions thereof, are charged off when deemed uncollectible.

IMPAIRED LOANS September 30, 2012					Nine Months Ended September 30, 2012
(Dollars in thousands)
	Unpaid Principal Balance	Partial Charge-offs to Date	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired Loans:

With no related allowance recorded:
Commercial, financial and agricultural	$831	$360	$471	$0	$561	$0
Commercial real estate construction, land and land development	45,511	13,410	32,101	0	39,071	79
Commercial real estate other	12,527	618	11,909	0	14,396	53
Consumer	0	0	0	0	0	0
Residential construction	114	0	114	0	122	0
Residential mortgage	6,312	707	5,605	0	8,141	12
Total	65,295	15,095	50,200	0	62,291	144

With a related allowance recorded:
Commercial, financial and agricultural	6,461	695	5,766	1,625	2,800	77
Commercial real estate construction, land and land development	79,433	9,527	69,906	26,083	40,921	819
Commercial real estate other	10,218	117	10,101	2,925	5,893	65
Consumer	119	0	119	60	123	0
Residential construction	370	0	370	120	369	0
Residential mortgage	8,847	437	8,410	2,943	6,364	50
Total	105,448	10,776	94,672	33,756	56,470	1,011

Total commercial	154,981	24,727	130,254	30,633	103,642	1,093
Total consumer	119	0	119	60	123	0
Total residential	15,643	1,144	14,499	3,063	14,996	62
Total Impaired Loans	$170,743	25,871	$144,872	$33,756	$118,761	$1,155

IMPAIRED LOANS September 30, 2012	Three Months Ended September 30, 2012
(Dollars in thousands)
	Average Recorded Investment	Interest Income Recognized
Impaired Loans:

With no related allowance recorded:
Commercial, financial and agricultural	$471	$0
Commercial real estate construction, land and land development	28,370	19
Commercial real estate other	11,656	45
Consumer	0	0
Residential construction	118	0
Residential mortgage	6,215	9
Total	46,830	73

With a related allowance recorded:
Commercial, financial and agricultural	3,627	77
Commercial real estate construction, land and land development	57,076	799
Commercial real estate other	8,994	46
Consumer	120	0
Residential construction	370	0
Residential mortgage	8,300	39
Total	78,487	961

Total commercial	110,194	986
Total consumer	120	0
Total residential	15,003	48
Total Impaired Loans	$125,317	$1,034

IMPAIRED LOANS December 31, 2011					Year Ended December 31, 2011
(Dollars in thousands)
	Unpaid Principal Balance	Partial Charge-offs to Date	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired Loans:

With no related allowance recorded:
Commercial, financial and agricultural	$831	$360	$471	$0	$652	$7
Commercial real estate construction, land and land development	60,974	21,233	39,741	0	28,959	200
Commercial real estate other	18,073	2,235	15,838	0	11,180	372
Consumer	0	0	0	0	0	0
Residential construction	128	0	128	0	790	0
Residential mortgage	11,492	1,796	9,696	0	8,645	59
Total	91,498	25,624	65,874	0	50,226	638

With a related allowance recorded:
Commercial, financial and agricultural	1,618	696	922	206	1,252	5
Commercial real estate construction, land and land development	23,668	2,488	21,180	4,446	41,023	156
Commercial real estate other	2,798	0	2,798	333	4,562	68
Consumer	125	6	119	60	183	0
Residential construction	369	0	369	11	441	0
Residential mortgage	5,255	94	5,161	2,259	6,185	36
Total	33,833	3,284	30,549	7,315	53,646	265

Total commercial	107,962	27,012	80,950	4,985	87,628	808
Total consumer	125	6	119	60	183	0
Total residential	17,244	1,890	15,354	2,270	16,061	95
Total Impaired Loans	$125,331	$28,908	$96,423	$7,315	$103,872	$903

Credit Quality Indicators

A risk grading matrix is utilized to assign a risk grade to each loan.  Loans are graded on a scale of 1 to 9.  A description of the general characteristics of the 9 risk grades follows:

•
Grades 1 and 2 – These grades include “excellent” loans which are virtually risk-free and are secured by cash-equivalent instruments or readily marketable collateral, or are within guidelines to borrowers with liquid financial statements.  These loans have excellent sources of repayment with no significant identifiable risk of collection, and conform in all respects to Bank policy, guidelines, underwriting standards, and regulations.

•
Grade 3 – This grade includes “guideline” loans that have excellent sources of repayment, with no significant identifiable risk of collection, and that conform to Bank policy, guidelines, underwriting standards, and regulations.  These loans have documented historical cash flow that meets or exceeds minimum guidelines and have adequate secondary sources to repay the debt.

•
Grade 4 – This grade includes “satisfactory” loans that have adequate sources of repayment with little identifiable risk of collection.  These loans generally conform to Bank policy, guidelines, and underwriting standards with limited exceptions that have been adequately mitigated by other factors, and they have documented historical cash flow that meets or exceeds minimum guidelines and adequate secondary sources to repay the debt.

•
Grade 5 – This grade includes “low satisfactory” loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.  These loans have additional exceptions to Bank policy, guidelines, or underwriting standards that have been properly mitigated by other factors, unproved or insufficient primary sources of repayment that appear sufficient to service the debt at the time, or marginal or unproven secondary sources to repay the debt.

Consumer loans with grades 1 through 5 are identified as “Pass.”

•
Grade 6 – This grade includes “special mention” loans that are currently protected but are potentially weak.  These loans have potential or actual weaknesses that may weaken the asset or inadequately protect the Bank’s credit position at some future date.  These loans may have well-defined weaknesses in the primary repayment source but are protected by the secondary source of repayment.

•
Grade 7 – This grade includes “substandard” loans that are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt.  They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Grade 8 – This grade includes “doubtful” loans that have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

•
Grade 9 – This grade includes “loss” loans that are considered uncollectible and of such little value that their continued reporting as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be realized in the future.

The Bank did not have any loss (grade 9) loans at September 30, 2012 or December 31, 2011.

The tables below set forth credit exposure for the commercial and consumer residential portfolio based on internally assigned grades, and the consumer portfolio based on payment activity at September 30, 2012 and December 31, 2011.  These tables reflect continuing issues with credit quality in the construction, land and land development portfolio.

COMMERCIAL CREDIT EXPOSURE
CREDIT RISK PROFILE BY INTERNALLY ASSIGNED GRADE

	Commercial, Financial and Agricultural		Commercial Real Estate-Construction, Land and Land Development		Commercial Real Estate-Other
	September 30,	December 31,	September 30,	December 31,	September 30,	December 31,
	2012	2011	2012	2011	2012	2011
	(Dollars in thousands)
Grade:
Excellent	$5,992	$6,299	$265	$281	$1,305	$1,520
Guideline	60,480	72,836	16,195	18,346	89,503	99,354
Satisfactory	78,851	74,984	21,569	21,721	96,581	116,696
Low satisfactory	93,285	110,891	65,457	83,910	157,529	164,826
Special mention	24,456	14,833	6,503	9,107	14,876	12,996
Substandard	13,715	12,031	118,231	117,494	31,403	29,298
Doubtful	0	0	0	0	0	0
Loss	0	0	0	0	0	0
Total	$276,779	$291,874	$228,220	$250,859	$391,197	$424,690

CONSUMER RESIDENTIAL CREDIT EXPOSURE
CREDIT RISK PROFILE BY INTERNALLY ASSIGNED GRADE

	Residential - Construction		Residential - Prime
	September 30,	December 31,	September 30,	December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Grade:
Pass	$11,632	$13,012	$191,330	$205,700
Special mention	1,218	0	9,832	8,841
Substandard	774	497	27,268	30,452
Doubtful	0	0	158	187
Total	$13,624	$13,509	$228,588	$245,180

CONSUMER CREDIT EXPOSURE
CREDIT RISK PROFILE BASED ON PAYMENT ACTIVITY

	Consumer
	September 30,	December 31,
	2012	2011
	(Dollars in thousands)
Grade:
Performing	$45,075	$50,327
Non-performing	659	651
Total	$45,734	$50,978

The following table sets forth certain information with respect to the Company’s recorded investment in loans and the allocation of the Company’s allowance for loan and lease losses, charge-offs and recoveries by loan category as of September 30, 2012 and December 31, 2011.  Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

The Company continues to experience the adverse effects of a severe downturn in the real estate markets in which it operates, and this has led to a significant increase in defaults by borrowers compared to historical periods, a significant increase in loans charged-off, and a reduction in the value of real estate serving as collateral for some of the Company's loans.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND RECORDED INVESTMENT IN LOANS
For the Three Months Ended September 30, 2012
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of period	$4,591	$37,960	$8,168	$420	$1,414	$52,553
Charge-offs	(305)	(3,857)	(483)	(111)	0	(4,756)
Recoveries	57	19	29	33	0	138
Provision charged to operating expense	1,117	5,769	924	10	1,680	9,500
Balance at end of period	$5,460	$39,891	$8,638	$352	$3,094	$57,435

For the Nine Months Ended September 30, 2012
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of period	$5,151	$23,280	$7,713	$584	$5,428	$42,156
Charge-offs	(1,354)	(7,227)	(3,195)	(246)	0	(12,022)
Recoveries	108	49	254	90	0	501
Provision charged to operating expense	1,555	23,789	3,866	(76)	(2,334)	26,800
Balance at end of period	$5,460	$39,891	$8,638	$352	$3,094	$57,435

Period-end amount allocated to:
Loans individually evaluated for impairment	$1,625	$29,008	$3,063	$60	$0	$33,756
Other loans not individually evaluated	3,835	10,883	5,575	292	3,094	23,679
Ending balance	$5,460	$39,891	$8,638	$352	$3,094	$57,435

Loans -
Loans individually evaluated for impairment	$6,237	$124,017	$14,499	$119	$0	$144,872
Other loans not individually evaluated	270,542	495,400	227,713	45,615	0	1,039,270
Ending balance	$276,779	$619,417	$242,212	$45,734	$0	$1,184,142

For the Three Months Ended September 30, 2011
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of period	$4,569	$26,298	$6,430	$887	$2,095	$40,279
Charge-offs	(35)	(3,033)	(328)	(48)	0	(3,444)
Recoveries	158	48	33	43	0	282
Provision charged to operating expense	591	4,623	991	(3)	(202)	6,000
Balance at end of period	$5,283	$27,936	$7,126	$879	$1,893	$43,117

For the Nine Months Ended September 30, 2011
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Balance at beginning of period	$5,429	$31,431	$6,669	$890	$3,512	$47,931
Charge-offs	(2,271)	(15,930)	(1,902)	(156)	0	(20,259)
Recoveries	229	520	79	117	0	945
Provision charged to operating expense	1,896	11,915	2,280	28	(1,619)	14,500
Balance at end of period	$5,283	$27,936	$7,126	$879	$1,893	$43,117

Period-end amount allocated to:
Loans individually evaluated for impairment	$208	$11,273	$1,835	$325	$0	$13,641
Other loans not individually evaluated	5,075	16,663	5,291	554	1,893	29,476
Ending balance	$5,283	$27,936	$7,126	$879	$1,893	$43,117

Loans -
Loans individually evaluated for impairment	$1,396	$93,003	$15,658	$386	$0	$110,443
Other loans not individually evaluated	290,985	602,797	250,147	53,214	0	1,197,143
Ending balance	$292,381	$695,800	$265,805	$53,600	$0	$1,307,586

December 31, 2011
(Dollars in thousands)
	Commercial, Financial and Agricultural	Commercial Real Estate	Residential	Consumer	Unallocated	Total

Allowance for loan and lease losses -
Period-end amount allocated to:
Loans individually evaluated for impairment	$206	$4,779	$2,270	$60	$0	$7,315
Other loans not individually evaluated	4,945	18,501	5,444	523	5,428	34,841
Ending balance	$5,151	$23,280	$7,714	$583	$5,428	$42,156

Loans -
Loans individually evaluated for impairment	$1,393	$79,557	$15,354	$119	$0	$96,423
Other loans not individually evaluated	290,481	595,992	243,335	50,859	0	1,180,667
Ending balance	$291,874	$675,549	$258,689	$50,978	$0	$1,277,090

Troubled Debt Restructurings

The following table presents a breakdown of troubled debt restructurings that occurred during the three- and nine-month periods ended September 30, 2012 by loan class and whether the loan remains on accrual or nonaccrual status.  All of the troubled debt restructurings that occurred during the time period presented below included concessions relating to extended payment terms. No concessions were made to lower interest rates to a below market rate.

(Dollars in thousands)	Three Months Ended September 30, 2012			Nine Months Ended September 30, 2012
	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment

Accruing Loans
Commercial, financial and agricultural	0	$0	$0	1	$19	$19
Commercial construction, land and land development	0	0	0	1	237	237
Other commercial real estate	1	2,900	2,900	1	2,900	2,900
Total	1	$2,900	$2,900	3	$3,156	$3,156
Nonaccrual Loans
Consumer	0	$0	$0	1	$11	$11
Total	0	$0	$0	1	$11	$11

Total
Commercial, financial and agricultural	0	$0	$0	1	$19	$19
Commercial construction, land and land development	0	0	0	1	237	237
Other commercial real estate	1	2,900	2,900	1	2,900	2,900
Consumer	0	0	0	1	11	11
Total	1	$2,900	$2,900	4	$3,167	$3,167

No troubled debt restructurings made within the previous twelve months defaulted during the three or nine months ended September 30, 2012.  Once a loan has been modified as a troubled debt restructuring, it is considered an impaired loan.  A specific valuation allowance is allocated to that loan in the allowance for loan and lease losses, if necessary, based on the present value of estimated future cash flows using the loan’s existing rate, or the fair value of the collateral if repayment is expected solely from the collateral.

Other Real Estate Owned

A summary of other real estate owned follows:

	September 30,	December 31,
	2012	2011
	(Dollars in thousands)

Construction, land development, lots and other land	$39,351	$46,565
1-4 family residential properties	3,688	4,118
Multi-family residential properties	2,910	1,817
Non-farm non-residential properties	7,801	4,887
Total other real estate owned	$53,750	$57,387

The Company carries its other real estate owned at the estimated fair value less any cost to dispose. Since 2007, there has been a substantial slowdown in the real estate markets across the U.S., including in the markets where the Company does business.  This slowdown, together with other factors (as discussed in Note 1), has resulted in a substantial decrease in the value of the Company’s other real estate owned.  This decrease in value has materially and adversely affected the Company’s earnings and capital.  If real estate values in the Company’s markets remain depressed or decline further, the Company could experience further adverse effects.  Other real estate owned activity is summarized as follows:

	Nine Months Ended
	September 30,
	2012	2011
	(Dollars in thousands)
Balance at the beginning of the year	$57,387	$82,419
Loan foreclosures	8,546	12,883
Property sold	(8,719)	(3,232)
Losses on sale and write-downs	(3,464)	(2,187)
Balance at the end of the period	$53,750	$89,883

Note 5: Retirement Plans

	Three Months Ended
	September 30, 2012	September 30, 2011
(in thousands)
Service cost	$251	$236
Interest cost	446	447
Expected return on plan assets	(691)	(565)
Amortization of prior service cost	0	1
Amortization of net loss	298	112
Net periodic pension cost	$304	$231

	Nine Months Ended
	September 30, 2012	September 30, 2011
(in thousands)
Service cost	$755	$708
Interest cost	1,341	1,341
Expected return on plan assets	(2,076)	(1,692)
Amortization of prior service cost	0	3
Amortization of net loss	892	333
Net periodic pension cost	$912	$693

The Company currently expects to contribute a minimum of $1.080 million to its pension plans in 2012, of which $1.021 million was contributed in the first nine months of 2012. The weighted-average discount rate assumed in the actuarial calculation of the benefit obligation for 2012 was 4.50 percent.

Note 6: Loss Per Share

Basic loss per share for the three- and nine- month periods ended September 30, 2012 and 2011 was computed by dividing net loss to common shareholders by the weighted-average number of shares of common stock outstanding, which consists of issued shares less treasury stock.

Diluted loss per share for the three- and nine- month periods ended September 30, 2012 and 2011 was computed by dividing net loss to common shareholders by the weighted-average number of shares of common stock outstanding and the dilutive effect of the shares awarded under the Company's stock option plans and the warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, assuming the exercise of all in-the-money options and warrants, based on the treasury stock method using an average fair market value of the stock during the respective periods.

The following tables present the loss per share calculations for the three-month periods ended September 30, 2012 and 2011. The Company excluded all options and warrants for the calculations of diluted loss per share for the quarters ended September 30, 2012 and 2011 because such common stock equivalents would be antidilutive to the loss per share.

	Three Months Ended
Basic Loss Per Common Share	September 30, 2012	September 30, 2011
(in thousands, except per share amounts)

Net loss to common shareholders	$(10,294)	$(743)
Weighted average common shares outstanding	17,961	17,953
Basic loss per common share	$(0.57)	$(0.04)

	Three Months Ended
Diluted Loss Per Common Share	September 30, 2012	September 30, 2011
(in thousands, except per share amounts)

Net loss to common shareholders	$(10,294)	$(743)
Weighted average shares outstanding	17,961	17,953
Dilutive effects of assumed conversion and exercise of common stock options, warrants and restricted stock	0	0
Weighted average common and dilutive potential common shares outstanding	17,961	17,953
Diluted loss per common share	$(0.57)	$(0.04)

The following tables present the loss per share calculations for the nine-month periods ended September 30, 2012 and 2011. The Company excluded all options and warrants for the calculations of diluted loss per share for the nine-months ended September 30, 2012 and 2011 because such common stock equivalents would be antidilutive to the loss per share.
	Nine Months Ended
Basic Loss Per Common Share	September 30, 2012	September 30, 2011
(in thousands, except per share amounts)

Net loss to common shareholders	$(23,186)	$(457)
Weighted average common shares outstanding	17,958	17,886
Basic loss per common share	$(1.29)	$(0.03)

	Nine Months Ended
Diluted Loss Per Common Share	September 30, 2012	September 30, 2011
(in thousands, except per share amounts)

Net loss to common shareholders	$(23,186)	$(457)
Weighted average shares outstanding	17,958	17,886
Dilutive effects of assumed conversion and exercise of common stock options, warrants and restricted stock	0	0
Weighted average common and dilutive potential common shares outstanding	17,958	17,886
Diluted loss per common share	$(1.29)	$(0.03)

Note 7:  Commitments

The Company, as part of its ongoing business operations, issues financial guaranties in the form of financial and performance standby letters of credit. Standby letters of credit are contingent commitments issued by the Company generally to guarantee the performance of a customer to a third party. A financial standby letter of credit is a commitment by the Company to guarantee a customer's repayment of an outstanding loan or financial obligation. In a performance standby letter of credit, the Company guarantees a customer's performance under a contractual non-financial obligation for which it receives a fee. The Company has recourse against the customer for any amount it is required to pay to a third party under a standby letter of credit. Revenues are recognized over the life of the standby letter of credit. At September 30, 2012, the Company had standby letters of credit outstanding with maturities ranging from less than one year to three years. The maximum potential amount of future payments the Company could be required to make under its standby letters of credit at September 30, 2012 was $19.217 million, and that sum represents the Company's maximum credit risk under these arrangements. At September 30, 2012, the Company had $192 thousand of liabilities associated with standby letter of credit agreements.

On July 2, 2012, BankTrust entered into a Final Settlement Agreement (the “Agreement”) with Countrywide Home Loans, Inc. (“Countrywide”). Pursuant to the Agreement, BankTrust paid Countrywide $3.520 million as full and final settlement of any and all claims and disputes related to mortgage loans sold by BankTrust or its predecessors in interest to Countrywide prior to July 2, 2012 pursuant to loan purchase agreements between BankTrust, or its predecessors in interest, and Countrywide. The Agreement contains a mutual release whereby BankTrust and Countrywide fully, finally and completely release each other and their respective related parties from any claims and disputes related to the mortgage loans transferred by BankTrust or its predecessors in interest to Countrywide. The Agreement was made to compromise and settle the claims and disputes at issue and is not an admission of liability or any other matter by either BankTrust or Countrywide. This settlement resulted in the Company recognizing an expense of $3.520 million in the first nine months of 2012.

Note 8: Fair Value Measurement and Fair Value of Financial Instruments

Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The applicable standard describes three levels of inputs that may be used to measure fair value:  Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.  Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.  Level 3:  Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.  The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels.  For example, changes in market activity or the addition of new unobservable inputs could, in the Company’s judgment, cause a transfer to either a higher or lower level.  For the nine months ended September 30, 2012 and the year ended December 31, 2011, there were no transfers between levels.

The Company utilizes a third-party valuation service provider to value its available for sale investment securities portfolio. Despite most of these securities being U.S. Government agency debt obligations, agency mortgage-backed securities and municipal securities traded in active markets, the fair values are determined using widely accepted valuation techniques including matrix pricing and broker-quote based applications.  Inputs include benchmark yields, reported trades, issuer spreads, prepayment speeds and other relevant items.  These are inputs used by a third-party pricing service used by the Company.  To validate the appropriateness of the valuations provided by the third party, the Company regularly updates its understanding of the inputs used and compares valuations to an additional third party source. Due to the nature and methodology of these valuations, the Company considers these fair value measurements as Level 2.

Assets and Liabilities Measured on a Recurring Basis:

Assets and liabilities measured at fair value on a recurring basis are summarized below.

September 30, 2012
(In thousands)
	Carrying Value in Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Treasury securities	$509	$0	$509	$0
Obligations of U.S. Government sponsored enterprises	173,853	0	173,853	0
Obligations of states and political subdivisions	882	0	882	0
Mortgage-backed securities	322,362	0	322,362	0
Available-for-sale securities	$497,606	$0	$497,606	$0

December 31, 2011
(In thousands)
	Carrying Value in Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Treasury securities	$513	$0	$513	$0
Obligations of U.S. Government sponsored enterprises	181,620	0	181,620	0
Obligations of states and political subdivisions	1,329	0	1,329	0
Mortgage-backed securities	333,751	0	333,751	0
Available-for-sale securities	$517,213	$0	$517,213	$0

Assets and Liabilities Measured on a Nonrecurring Basis:

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below.

September 30, 2012
(In thousands)

	Carrying Value in Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$60,916	$0	$0	$60,916
Other real estate owned	$53,750	$0	$0	$53,750

December 31, 2011
(In thousands)

	Carrying Value in Balance Sheet	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans	$23,234	$0	$0	$23,234
Other real estate owned	$57,387	$0	$0	$57,387

Loans considered impaired are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are subject to nonrecurring fair value adjustments to reflect write-downs that are based on the market price or current appraised value of the collateral, adjusted to reflect local market conditions or other economic factors.  After evaluating the underlying collateral, the fair value of the impaired loans is determined and specific reserves are allocated from the allowance for loan and lease losses.  The recorded fair value reflects the loan balance less the specifically allocated reserve.  Impaired loans for which no reserve has been specifically allocated are not included in the table above.

Other real estate owned (“OREO”) is initially accounted for at fair value, less estimated costs to dispose of the property. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan and lease losses at the time of foreclosure. Updated appraisals or evaluations are obtained at least annually for all OREO properties. These appraisals are used to update fair value estimates.  A provision is charged to earnings for subsequent losses on OREO when these updates indicate such losses have occurred. The ability of the Company to recover the carrying value of OREO is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors beyond the Company’s control, and future declines in the value of the real estate could result in a charge to earnings.  The recognition of sales and sales gains is dependent upon whether the nature and terms of the sales, including possible future involvement of the Company, if any, meet certain defined requirements.  If those requirements are not met, sale and gain recognition is deferred.

Fair value measurements for impaired loans and other real estate owned include the use of external appraisals obtained annually for impaired loans and other real estate owned over $1 million.  Impaired loans and other real estate owned under $1 million require a current internal property evaluation and external appraisals are obtained biannually.  This process was implemented during the first quarter of 2012, will be completed by the end of 2012, and will be continued on an ongoing basis.  Once an appraisal has been obtained, the fair value is determined based on appraised value less estimated costs to sell.  For impaired loans that have not yet received a current appraisal, discounted appraisals less estimated costs to sell have been used to determine fair value.  Discounts have predominantly been in the range of 0% to 25%, with isolated instances up to 60%.

Accounting standards require disclosure of fair value information about financial instruments, whether or not recognized in the Statements of Condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to Management as of September 30, 2012 and December 31, 2011.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

CASH, DUE FROM BANKS, FEDERAL FUNDS SOLD AND INTEREST-BEARING DEPOSITS - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE - Fair value for securities available for sale is primarily estimated using market prices for similar securities. For any Level 3 securities, the Company generally uses a discounted cash flow methodology. There were no Level 3 securities at September 30, 2012 or December 31, 2011.

LOANS AND LEASES - For equity lines and other loans or leases with short-term or variable rate characteristics, the carrying value reduced by an estimate for credit losses inherent in the portfolio is a reasonable estimate of fair value. The fair value of all other loans and leases is estimated by discounting their future cash flows using interest rates currently being offered for loans and leases with similar terms, reduced by an estimate of credit losses inherent in the portfolio. The discount rates used are commensurate with the interest rate and prepayment risks involved for the various types of loans. The estimated fair value also includes an estimate of certain liquidity risk.

DEPOSITS - The fair value disclosed for demand deposits (i.e., interest- and non-interest-bearing demand, savings and money market savings) is equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). Fair value for certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated monthly maturities.

SHORT-TERM BORROWINGS - The fair value for these short-term liabilities is estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar borrowings.

FHLB ADVANCES AND LONG-TERM DEBT - The fair value of the Company's fixed rate borrowings is estimated using discounted cash flows, based on the Company's current incremental borrowing rates for similar borrowing arrangements.

 COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments which, in the absence of credit exposure, is considered to approximate their settlement value. Since no significant credit exposure existed, and because such fee income is not material to the Company's financial statements at September 30, 2012 and December 31, 2011, the fair value of these commitments is not presented.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the Statement of Condition approximate fair value. These items include cash and due from banks, interest-bearing bank balances, federal funds sold, other short-term borrowings and accrued interest receivable and payable balances. The estimated fair value of the Company's remaining on-balance sheet financial instruments as of September 30, 2012 and December 31, 2011 is summarized below.

	September 30, 2012
(In thousands)
	Carrying Value	Estimated Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:

Cash and due from banks	$37,349	$37,349	$37,349	$0	$0
Interest-bearing deposits	123,408	123,408	123,408	0	0
Securities available for sale	497,606	497,606	0	497,606	0
Loans and leases, net	1,127,006	1,108,278	0	0	1,108,278
Accrued interest receivable	5,703	5,703	0	0	5,703

Financial liabilities:

Deposits	$1,780,495	$1,783,403	$0	$0	$1,783,403
Short-term borrowings	20,000	20,433	0	0	20,433
FHLB advances and long-term debt	45,326	29,005	0	0	29,005
Accrued interest payable	2,857	2,857	0	0	2,857

(In thousands)	December 31, 2011
	Carrying Value	Estimated Fair Value
Financial assets:

Cash, due from banks and federal funds sold	$37,911	$37,911
Interest-bearing deposits	61,942	61,942
Securities available for sale	517,213	517,213
Loans and leases, net	1,234,893	1,213,983
Accrued interest receivable	6,227	6,227

Financial liabilities:

Deposits	$1,811,673	$1,815,613
Short-term borrowings	20,000	20,676
FHLB advances and long-term debt	70,539	54,096
Accrued interest payable	2,916	2,916

Certain financial instruments and all non-financial instruments are excluded from fair value disclosure requirements. The disclosures also do not include certain intangible assets, such as customer relationships and deposit base intangibles. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Note 9:   Deferred Interest and Dividend Payments
As previously reported, commencing with its April 30, 2012 interest payment, the Company began deferring the payment of quarterly interest payments on both issues of junior subordinated debentures relating to its outstanding trust preferred securities, and, commencing with its May 15, 2012 dividend, the Company suspended the payment of quarterly cash dividends on its preferred stock issued to the US Treasury.  The Company continues to account for these deferred or suspended obligations.  Although the Company has suspended the declaration and payment of preferred stock dividends at the present time, net income (loss) available to common shareholders reflects the dividends as if declared because of their cumulative nature. As of September 30, 2012, the cumulative amount of dividends owed to the US Treasury and the cumulative amount of interest deferred on the subordinated debentures were $1.570 million and $568 thousand, respectively.

Note 10: Pending Merger with Trustmark Corporation

On May 29, 2012, BancTrust and Trustmark Corporation (“Trustmark”) announced the signing of a definitive merger agreement pursuant to which BancTrust has agreed to merge into Trustmark. Under the terms of the merger agreement, which has been approved unanimously by the Boards of Directors of BancTrust and Trustmark, and which has been approved by BancTrust common shareholders at a special meeting held on September, 26, 2012, holders of BancTrust common stock will receive 0.125 of a share of Trustmark common stock for each share of BancTrust common stock in a tax-free exchange. In connection with the merger Trustmark intends to repurchase the $50.0 million of BancTrust preferred stock and associated warrant issued to the U. S. Department of Treasury under the Capital Purchase Program.

On October 5, 2012, the Company and Trustmark entered into an amendment to the merger agreement.  Pursuant to the amendment, the parties agreed to (1) close the merger of BancTrust with and into Trustmark on the later to occur of (a) the fifth business day following satisfaction or waiver (subject to applicable law) of the last to occur of the closing conditions (other than those conditions that by their nature are to be satisfied or waived at the closing), and (b) January 25, 2013, and (2) extend the outside closing date from December 31, 2012 to February 28, 2013.   This extension provides additional time to receive regulatory approval and to ensure a smooth transition and operational conversion to Trustmark systems in early 2013. All other material aspects of the merger agreement remain unchanged.